Exhibit 22.1

LIST OF CO-ISSUER SUBSIDIARIES

As of December 31, 2020, Global Indemnity Group, LLC (parent co-obligor) (the “Company”) and GBLI Holdings, LLC (subsidiary co-obligor) are co-obligors of 7.875% Subordinated Notes due 2047 (“2047 Notes”).  GBLI Holdings, LLC is a wholly-owned indirect subsidiary of the Company and is incorporated in the State of Delaware.  The 2047 Notes are subordinated unsecured obligations and rank (i) senior to the companies’ existing and future capital stock, (ii) senior in right of payment to the companies’ future junior subordinated debt, (iii) equally in right of payment with any existing unsecured, subordinated debt that the companies have issued or may issue in the future that ranks equally with the 2047 Notes, and (iv) subordinate in right of payment to any of the companies’ future senior debt.  In addition, the 2047 Notes are structurally subordinated to all existing and future indebtedness, liabilities and other obligations of the Company’s subsidiaries, except for GBLI Holdings, LLC.